Exhibit 99.1

Phibro Animal Health Corporation Reiterates Safety of Mecadox®

TEANECK, NJ, July 17, 2020 (Business Wire) -- (NASDAQ:PAHC) Today, the Food and Drug Administration (FDA) provided notice of Federal Register publication of its intention to take a number of actions related to its ongoing review of the regulatory status of Mecadox® (carbadox). Mecadox has been approved and sold in the United States for more than 45 years and is a widely used treatment for controlling bacterial diseases in swine, including Salmonella and swine dysentery, resulting in improved health and welfare for newly born and young pigs.

In 2016, the FDA issued a Notice of Opportunity for Hearing (NOOH) setting in motion the initial steps in a process to rescind its approval of carbadox based on concerns about the persistence of carcinogenic residues. Phibro requested a hearing, and over the next four years continued an ongoing process of responding collaboratively and transparently to FDA’s Center for Veterinary Medicine (CVM) inquiries to provide extensive and meticulous research and data that confirm the safety of carbadox.

Phibro believes that the evidence submitted to FDA:

•	Concludes that no carbadox residues of carcinogenic concern can be detected at the end of the labeled withdrawal period.
•	Confirms that carbadox remains a safe drug to control bacterial diseases in swine.
•	Increases our collective understanding of the drug’s metabolism, residue characterization and depletion.
•	Reinforces and affirms prior FDA determinations that the use of carbadox is safe as approved.

In the notice published by the FDA, the agency states it does not agree with Phibro’s scientific conclusions and announced a new process for the review of carbadox, instead of following its own procedure and moving forward with a hearing that would resolve the parties’ differing interpretations of the science supporting the safety of carbadox. Phibro disagrees with the agency’s conclusions and is disappointed that it is taking these steps. Phibro stands ready to discuss alternative regulatory methods if the FDA believes that the current method is inappropriate.

Phibro has requested to the FDA Office of the Commissioner that the agency continue the process it started in 2016 and proceed with a hearing to review the substantial body of data supporting the safety of carbadox. In addition to the science proving the safety of carbadox, Phibro believes the unparalleled therapeutic efficacy, which has significant animal health and welfare implications, supports the continued use of carbadox.

Phibro will continue to defend swine producers’ ability to use Mecadox to protect the health and welfare of their animals. Mecadox continues to be available for use by swine producers.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com